EXHIBIT 99.1
PLUMAS BANCORP REPORTS RECORD EARNINGS FOR 2006
QUINCY, California, January 17, 2007 – Plumas Bancorp, (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced record earnings of $5,202,000 for the year ended December 31, 2006, up 15% from the $4,528,000 earned during 2005. Basic earnings per share increased 13% to $1.04 for 2006 as compared to $0.92 earned during 2005. Diluted earnings per share increased to $1.02 for 2006 from $0.89 in 2005, an increase of almost 15%.
Earnings for the fourth quarter ended December 31, 2006 totaled $1,321,000 compared to $1,300,000 for the fourth quarter of 2005. Basic earnings per share were $0.26 for the fourth quarters of 2006 and 2005, while diluted earnings per share increased to $0.26 for the fourth quarter of 2006 from $0.25 during the same period in 2005.
Douglas N. Biddle, president and chief executive officer remarked, “We are very proud to report our eighteenth consecutive year of record earnings. While 2006 proved challenging in terms of deposit growth, we continue to experience growth in our loan portfolio while maintaining our focus on strong credit quality. In addition, we have benefited from continued improvements in our net interest margin.” He continued, “We are excited about our recent expansion into Northern Nevada with the opening of a commercial real estate loan office during the fourth quarter of 2006 in Reno, Nevada.”
Financial Highlights for the year ended December 31, 2006 vs. December 31, 2005:
•	Record earnings of $5.2 million, an increase of 15%.

•	Diluted earnings per share rose 13 cents, or 15%, to $1.02 a share.

•	Net interest income increased 9% to $22.5 million.

•	Net interest margin improved 26 basis points to 5.32%.

•	Average loans increased by $33 million, or 11%.

•	Average equity increased by $3.9 million, or 13%.

•	Net loan charge-offs declined 40% to $339 thousand.

•	Nonperforming loans as a percentage of total loans improved to 0.29% from 0.52%

•	Book value per share increased from $6.26 to $7.14
Financial Highlights for the quarter ended December 31, 2006 vs. December 31, 2005:
•	Earnings increased by $21 thousand from $1.30 million to $1.32 million.

•	Net interest income increased 6% to $5.88 million.

•	Net interest margin improved 39 basis points to 5.44%.

•	Average loans increased by $33 million, or 10%.

•	Average equity increased by $4.6 million, or 15%.

Record Earnings
Earnings for the year ended December 31, 2006 totaled a record $5.2 million or $1.02 per diluted share. This represents an increase of $674 thousand over the $4.5 million earned in 2005 and an increase of $0.13 per diluted share. Earnings for the fourth quarter of 2006 totaled $1.32 million or $0.26 per diluted share, an increase of $21 thousand or 2% over the quarter ended December 31, 2005.
Continued Strong Loan Growth
Net loans increased by $33 million or 10% from $319 million at December 31, 2005 to $352 million at December 31, 2006. During the same period, total deposits declined by $24 million from $426 million at December 31, 2005 to $402 million at December 31, 2006. The Company’s loan to deposit ratio increased from 75.4% at December 31, 2005 to 88.2% at December 31, 2006.
Record Net Interest Income
Net interest income before provision for loan losses totaled $22.5 million during 2006 an increase of $1.8 million or 9% as compared to 2005. The Company benefited both from growth in average interest earning assets, including a growth in loans as a percentage of average interest earning assets, as well as an increase in interest yields. Net interest margin for 2006 was 5.32% an increase of 26 basis points over 2005. This increase in margin included an increase of 73 basis points in the yield on average interest earning assets to 6.96% for the year ended December 31, 2006 from 6.23% for 2005, partially offset by an increase of 65 basis points in the cost of average interest bearing liabilities which increased to 2.28% for 2006 from 1.63% for 2005.
For the fourth quarter of 2006 net interest income before provision for loan losses totaled $5.9 million, an increase of $336 thousand, or 6% over the $5.5 million recorded for the three months ended December 31, 2005. Net interest margin increased 39 basis points to 5.44% for the fourth quarter of 2006 compared to 5.05% for the same period in 2005.
Asset Quality Remains Strong
Nonperforming loans totaled $1.0 million at December 31, 2006 or 0.29% of total loans, a decrease of $0.7 million from the prior year end balance of $1.7 million or 0.52% of total loans. The allowance for loan losses was $3.9 million or 1.10% of total loans at December 31, 2006, an increase of $0.6 million from the $3.3 million or 1.01% of total loans at December 31, 2005.
Robert Herr, executive vice president and loan administrator remarked, “We are very proud of our accomplishments during 2006, we grew our loan portfolio 10% while maintaining our commitment to loan quality which was reflected by the reduction in both charge-offs and nonperforming loans.”

Net charge-offs for the year ended December 31, 2006 totaled $339 thousand a decrease of $227 thousand, or 40%, from the $566 thousand incurred in 2005. Net charge-offs as a percentage of average loans declined to 0.10% for 2006 down from 0.19% for 2005.
Shareholders’ Equity Growth
Shareholders’ equity increased $4.7 million to $35.8 million at December 31, 2006 from $31.1 million at December 31, 2005. Book value per share increased to $7.14 at December 31, 2006 from $6.26 at December 31, 2005. Dividends paid per share increased 18% to 26 cents in 2006 from 22 cents during 2005.
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Plumas Bank, based in Northeastern California, is a locally owned and managed full service community bank. The Bank operates twelve offices throughout Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta counties in California and a commercial lending office located in Reno, Nevada. The Bank offers a full range of personal and commercial banking services including checking, savings and depository accounts, commercial, installment, agriculture and mortgage loans, as well as other investment and insurance services to individuals, businesses, institutions and governmental agencies.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of December 31,
			Dollar	Percentage
	2006	2005	Change	Change
ASSETS
Cash and due from banks	$11,293	$17,271	$(5,978)	-34.6%
Federal funds sold	—	7,325	(7,325)	-100.0%
Investment securities	74,795	97,844	(23,049)	-23.6%
Loans, net of allowance for loan losses	351,977	319,156	32,821	10.3%
Premises and equipment, net	15,190	11,404	3,786	33.2%
Intangible assets, net	1,337	1,638	(301)	-18.4%
Bank owned life insurance	9,449	8,930	519	5.8%
Accrued interest receivable and other assets	9,198	9,235	(37)	-0.4%

Total assets	$473,239	$472,803	$436	0.1%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$402,176	$426,560	$(24,384)	-5.7%
Federal funds purchased	20,000	—	20,000	—%
Accrued interest payable and other liabilities	4,901	4,796	105	2.2%
Junior subordinated deferrable interest debentures	10,310	10,310	—	—%

Total liabilities	437,387	441,666	(4,279)	-1.0%
Shareholders’ equity	35,852	31,137	4,715	15.1%

Total liabilities and shareholders’ equity	$473,239	$472,803	$436	0.1%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE THREE MONTHS ENDED DECEMBER 31,	2006	2005	Change	Change
Interest income	$7,767	$7,003	$764	10.9%
Interest expense	1,890	1,462	428	29.3%

Net interest income before provision for loan losses	5,877	5,541	336	6.1%
Provision for loan losses	100	200	-100	-50.0%

Net interest income after provision for loan losses	5,777	5,341	436	8.2%
Non-interest income	1,306	1,354	-48	-3.5%
Non-interest expenses	4,958	4,615	343	7.4%

Income before provision for income taxes	2,125	2,080	45	2.2%
Provision for income taxes	804	780	24	3.1%

Net income	$1,321	$1,300	$21	1.6%

Basic earnings per share	$0.26	$0.26	$—	—%

Diluted earnings per share	$0.26	$0.25	$0.01	4.0%

			Dollar	Percentage
FOR THE YEAR ENDED DECEMBER 31,	2006	2005	Change	Change
Interest income	$29,483	$25,497	$3,986	15.6%
Interest expense	6,954	4,793	2,161	45.1%

Net interest income before provision for loan losses	22,529	20,704	1,825	8.8%
Provision for loan losses	1,000	1,100	-100	-9.1%

Net interest income after provision for loan losses	21,529	19,604	1,925	9.8%
Non-interest income	5,159	5,073	86	1.7%
Non-interest expenses	18,290	17,549	741	4.2%

Income before provision for income taxes	8,398	7,128	1,270	17.8%
Provision for income taxes	3,196	2,600	596	22.9%

Net income	$5,202	$4,528	$674	14.9%

Basic earnings per share	$1.04	$0.92	$0.12	13.0%

Diluted earnings per share	$1.02	$0.89	$0.13	14.6%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	December 31,
	2006	2005

QUARTERLY AVERAGE BALANCES
Assets	$475,219	$479,557
Earning assets	$428,611	$435,334
Loans	$350,324	$317,641
Deposits	$414,696	$432,556
Equity	$35,562	$30,981

CREDIT QUALITY DATA
Allowance for loan losses	$3,917	$3,256
Allowance for loan losses as a percentage of total loans	1.10%	1.01%
Nonperforming loans	$1,013	$1,661
Nonperforming assets	$1,060	$1,701
Nonperforming loans as a percentage of total loans	0.29%	0.52%
Nonperforming assets as a percentage of total assets	0.22%	0.36%
Year-to-date net charge-offs	$339	$566
Year-to-date net charge-offs as a percentage of average Loans	0.10%	0.19%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.26	$0.26
Diluted earnings per share for the quarter	$0.26	$0.25
Quarterly weighted average shares outstanding	5,013	4,967
Quarterly weighted average diluted shares outstanding	5,069	5,139
Basic earnings per share, year-to-date	$1.04	$0.92
Diluted earnings per share, year-to-date	$1.02	$0.89
Year-to-date weighted average shares outstanding	5,001	4,946
Year-to-date weighted average diluted shares outstanding	5,085	5,097
Book value per share	$7.14	$6.26
Cash dividends paid per share, year-to-date	$0.26	$0.22
Total shares outstanding	5,023	4,977

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	14.7%	16.6%
Annualized return on average assets	1.10%	1.08%
Net interest margin	5.44%	5.05%
Efficiency ratio	69.0%	66.9%

YEAR-END KEY FINANCIAL RATIOS
Return on average equity	15.4%	15.2%
Return on average assets	1.11%	1.00%
Net interest margin	5.32%	5.06%
Efficiency ratio	66.1%	68.1%